Exhibit 4.23

notice to take delivery

(2019)

Industrial and Commercial Bank of China Limited Guangzhou Fangcun Sub-branch

According to the Operation Loan Contract (hereinafter referred to as “Loan Contract”) signed by us and your bank on September 23:0360200111-2022,01 6 22 (Fangcun), we have fully implemented the preconditions stipulated in the loan contract, and hereby issue the following withdrawal notice to your bank:

1.	We plan to draw the loan from your bank on September 23, RMB 5,000,000, in words RMB five million (in case of different cases, the words shall prevail).

2.	The loan is available for 365 days. The due date is September 23, 2023.

3.	Please transfer this loan to our following special account: (the withdrawal account as agreed in the loan contract)

Account name: Guangzhou Shuzhi Communication Culture Co., LTD account number: [*]

bank of deposit: ICBC Guangzhou Guanggang New City Sub-branch

4.	According to the provisions of the loan contract, the entrusted payment (RMB) 0.00 RMB; independent payment (RMB) RMB 5,000,000.00.

Under the entrusted payment method of the lender, we authorize and entrust you to pay the following accounts for the loan as specified in the loan contract:

Entrusted to pay the account name	Entrusted payment account	Entrusted to pay to the opening bank

5.	We would like to confirm to your bank that:

1.	The loan will be used for the purposes agreed upon in the loan contract;

2.	All representations, warranties and commitments made by us in the loan contract on the date of such notice and on the date of withdrawal will remain true, accurate, complete and valid.

3.	As of the date of issuing this notice, there have been no material adverse changes in our production, operation and financial credit status.

4.	On the date of this notice, there is no default or expected event of default under the Loan Contract or in connection with the Loan Contract, and we further confirm that there will be no event of default occurring or surviving on the withdrawal date.

5.	This notice is irrevocable.

borrower: Guangzhou Shuzhi Communication Culture Co., LTD

Legal representative / authorized agent: Huang Zhuole

date: September 23, 2022

Customer authentication type: U shield

Certification timestamp: 20220923160006207935

Medium serial number: 2852296173